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Exhibit 10.1

1. Date of Agreement	(AMENDED)
[ ]	THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: "SHIPMAN 98"
Part I

2. Owners (name, place of registered office and law of registry) (Cl. 1)	3. Managers (name, place of registered office and law of registry) (Cl. 1)
Name [ ]	Name Enterprises Shipping and Trading S.A.
Place of registered office [ ]	Place of registered office 80 Broad Street, Monrovia, Liberia
Law of registry [ ]	Law of registry Liberia

4. Day and year of comencement of Agreement (Cl. 2) [ ]

5. Crew Management (state "yes" or "no" as agreed) (Cl. 3.1)	6. Technical Management (state "yes" or "no" as agreed) (Cl. 3.2)
YES	YES

7. Commercial Management (state "yes" or "no" as agreed) (Cl. 3.3)	8. Insurance Arrangements (state "yes" or "no" as agreed) (Cl. 3.4)
Upon Owners' request	YES

9. Accounting Services (state "yes" or "no" as agreed) (Cl. 3.5	10. Sale or purchase of the Vessel (state "yes" or "no" as agreed) (Cl.3.6)
YES	Upon Owners' request

11. Provisions (state "yes" or "no" as agreed) (Cl. 3.7)	12. Bunkering (state "yes" or "no" as agreed) (Cl. 3.8)
YES	YES, unless responsibility of charterer

13. Chartering Services Period (only to be filled in if "yes" stated in Box 7) (Cl. 3.3(i))	14. Owners' Insurance (state alternative (i), (ii) or (iii) of Cl. 6.3)
12 months	CLAUSE 6.3(ii) APPLIES

15. Annual Management Fee (state annual amount) (Cl. 8.1)	16. Severance Costs (state maximum amount) (Cl. 8.4(ii))
US$3,000 per month until the Delivery Date and US$515 per day thereafter plus a commission of 1.25% on chartering and 1% on sale and purchase	US$50,000

17. Day and year of termination of Agreement (Cl. 17)	18. Law and Arbitration (state alternative 19.1, 19.2 or 19.3; if 19.3 place of arbitration must be stated) (Cl. 19)
3 years from the date of this Agreement	CLAUSE 19.1 APPLIES

19. Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Owners) (Cl. 20)	20. Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Managers) (Cl. 20)
2 Gamma Street Athens 16777, Greece Attention: Fax: 30 210 898 1601	11 Poseidonos Avenue Athens 16777, Greece Attention: George Sarris Fax: 30 210 8983612

It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consisting of PART I and PART II as well as Annexes "A" (Details of Vessel), "B" (Details of Crew), "C" (Budget) and "D" (Associated vessels) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and Annexes "A", "B", "C" and "D" shall prevail over those of PART II to the extent of such conflict but no further.

Signature(s) (Owners)	Signature(s) (Managers)

Part II "Shipman 98" Standard Ship Management Agreement

1.     Definitions

        In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.

        "Buyer's Representative" means the representative of the Owners appointed by the Owners to attend on their behalf inspections in accordance with the Shipbuilding Contract.

        "Buyer's Supplies" means the supplies to be provided by the Owner during the construction of the Vessel in accordance with the Shipbuilding Contract.

        "Classification Society" means the classification society with which the Vessel is to be classed in accordance with the Shipbuilding Contract.

        "Crew" means the Master, officers and ratings of the numbers, rank and nationality specified in Annex "B" attached hereto.

        "Crew Insurances" means insurances against crew risks which shall include but not be limited to death, sickness, repatriation, injury, shipwreck unemployment indemnity and loss of personal effects.

        "Crew Support Costs" means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.

        "Delivery Date" means the date on which the Yard delivers to the Owners, and the Owners accept delivery of, the Vessel in accordance with the Shipbuilding Contract.

        "Flag State Authority" means the maritime authority of the Port of Registry of the Vessel.

        "ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution A.741(18) or any subsequent amendment thereto.

        "Management Services" mean the services specified in sub-clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12, in sub-clause 3.9 and in Clause 13.

        "Managers" means the party identified in Box 3.

        "Owners" means the party identified in Box 2.

        "Port of Registry" means the proposed port of registry or other place of registration of the Vessel as specified in the Shipbuilding Contract.

        "Severance Costs" means the costs which the employers are legally obliged to pay to or in respect of the Crew as a result of the early termination of any employment contract for service on the Vessel.

        "Shipbuilding Contract" means the contract dated [            ] made between the Owners and the Yard.

        "Specifications and Plans" means the specifications and plans referred to in the Shipbuilding Contract.

        "STCW 95" means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

        "Supervision Agreement" means the agreement made or to be made between the Supervisor and the Owners or the Managers on behalf of the Owners for the supervision of the construction of the Vessel.

        "Supervisor" means North Star Marine S.A. of the Marshall Islands or such other company as the Managers may (with the approval of the Owners) appoint from time to time on behalf of the Owners to supervise the construction of the Vessel.

        "Vessel" means the vessel or vessels details of which are set out in Annex "A" attached hereto.

        "Yard" means [            ].

2.     Appointment of Managers

        With effect from the day and year stated in Box 4 and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel.

3.     Basis of Agreement

        Subject to the terms and conditions herein provided, during the period of this Agreement, the Managers shall carry out Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice of first class operators.

3.1   Crew Management

(only applicable if agreed according to Box 5)

        The Managers shall provide suitably qualified Crew for the Vessel as required by the Owners in accordance with the STCW 95 requirements, provision of which includes but is not limited to the following functions:

        (i)    selecting and engaging the Vessel's Crew, including payroll arrangements, pension administration, and insurances for the Crew other than those mentioned in Clause 6;

        (ii)   ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including Crew's tax, social insurance, discipline and other requirements;

        (iii)  ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag State requirements. In the absence of applicable flag State requirements the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the Vessel;

        (iv)  ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

        (v)   arranging transportation of the Crew, including repatriation;

        (vi)  training of the Crew and supervising their efficiency;

        (vii) conducting union negotiations;

        (viii) operating the Managers' drug and alcohol policy unless otherwise agreed.

3.2   Technical Management

(only applicable if agreed according to Box 6)

        The Managers shall provide technical management which includes, but is not limited to, the following functions:

        (i)    provision of competent personnel to supervise the maintenance and general efficiency of the Vessel;

        (ii)   arrangement and supervision of dry dockings, repairs, alterations and the upkeep of the Vessel in accordance with the best practice of prudent owners of vessels of a type similar to the Vessel provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with the laws of the flag of the Vessel and of the places where she trades, and all requirements and recommendations of the classification society;

        (iii)  arrangement of the supply of necessary stores, spares and lubricating oil;

        (iv)  appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;

        (v)   development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code (see sub-clauses 4.2 and 5.3);

        (vi)  assurance of compliance with all international conventions and applicable national laws and regulations covering the discharge of oil or hazardous materials, including development of vessel response plans and procurement of certificates of financial responsibility.

3.3   Commercial Management

(only applicable if agreed according to Box 7)

        The Managers shall, upon the request of the Owners, provide the commercial management of the Vessel as required by the Owners, which includes, but is not limited to, the following functions:

        (i)    providing chartering services in accordance with the Owners' instructions which include, but are not limited to, seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 13, consent thereto in writing shall first be obtained from the Owners;

        (ii)   arranging of the proper payment to Owners or their nominees of all hire and/or freight revenues or other moneys of whatsoever nature to which Owners may be entitled arising out of the employment of or otherwise in connection with the Vessel;

        (iii)  providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or despatch moneys due from or due to the charterers of the Vessel;

        (iv)  issuing of voyage instructions;

        (v)   appointing agents;

        (vi)  appointing stevedores;

        (vii) arranging surveys associated with the commercial operation of the Vessel,

and the Managers shall be entitled to a commission equal to 1.25% on all hires, freights and demurranges earned by the Owners on employment of the Vessel concluded with the Managers' assistance.

3.4   Insurance Arrangements

(only applicable if agreed according to Box 8)

        The Managers shall arrange insurances in accordance with Clause 6, on such terms and conditions as the Owners shall have instructed or agreed, in particular regarding conditions, insured values, deductibles and franchises.

3.5   Accounting Services

(only applicable if agreed according to Box 9)

        The Managers shall:

        (i)    establish an accounting system which meets the requirements of the Owners and provide regular accounting services, supply regular reports and records;

        (ii)   maintain the records of all costs and expenditure incurred as well as data necessary or proper for the settlement of accounts between the parties.

3.6   Sale or Purchase of the Vessel

(only applicable if agreed according to Box 10)

        The Managers shall, upon the Owners' request and in accordance with the Owners' instructions, supervise the sale or purchase of the Vessel, including the performance of any sale or purchase agreement, but not negotiation or conclusion of the same, which shall be within the Owners' sole discretion, and the Managers shall be entitled to a commission equal to 1.00% on any sale of the Vessel concluded with the Managers' assistance in accordance herewith, which commission (notwithstanding Clause 18.3) shall be due and payable by the Owners to the Managers at the time of completion of any such sale.

3.7   Provisions

(only applicable if agreed according to Box 11)

        The Managers shall arrange for the supply of provisions.

3.8   Bunkering

(only applicable if agreed according to Box 12)

        The Managers shall arrange for the provision of bunker fuel of the quality required for the Vessel and her trade.

3.9   Newbuilding Supervision

        The Managers shall oversee the supervision of the construction and delivery of the Vessel by the Yard and (without prejudice to the generality of the foregoing) the Managers shall during the period of construction of the Vessel and until the Delivery Date have the following powers and duties, namely:

        (i)    to oversee the performance of the Supervisor under the Supervision Agreement, to liaise with and instruct the Supervisor on behalf of the Owners and to ensure the timely payment on behalf of the Owners of all sums due the Supervisor under the Supervision Agreement;

        (ii)   to use reasonable endeavours to ensure that the Yard observes and performs all conditions and obligations imposed on it by the Shipbuilding Contract and to take all reasonable steps to ensure that the Yard proceeds with the construction of the Vessel with due diligence and despatch;

        (iii)  to assist the Owners and the Supervisor with plan approval under the Shipbuilding Contract, to monitor the attendance by the Supervisor of all inspections of the Vessel, all materials therefor and workmanship relative thereto in accordance with the Shipbuilding Contract and to use its reasonable endeavours to ensure that the Yard and/or the Classification Society (as the case may be) is advised of any defective materials or workmanship;

        (iv)  to recommend to the Owners such modifications or additions to the Vessel in accordance with the Shipbuilding Contract as it may consider necessary;

        (v)   to advise the Owners of any such alterations or changes to any mandatory requirements with which the Vessel is to conform and to recommend to the Owners whether a waiver of compliance should be sought;

        (vi)  to advise the Owners regarding the times and amounts of payments to be made to the Yard under the Shipbuilding Contract and, when practicable, to give the Owners not less than seven (7) days' notice of any such payment;

        (vii) to advise the Owners as to what adjustments to the contract price of the Vessel (if any) are to be made under the Shipbuilding Contract;

        (viii) to forward to the Owners forthwith upon receipt of the same such stage certificates as the Managers may receive from the Yard and/or the Classification Society pursuant to the Shipbuilding Contract;

        (ix)  to advise the Owners as soon as it becomes aware that grounds exist for the rescission, cancellation or termination of the Shipbuilding Contract or the rejection of the Vessel by the Owners in accordance with the terms thereof;

        (x)   in the event of any dispute or difference arising under the Shipbuilding Contract between the Yard and the Owners, to advise the Owners with regard to all matters relating thereto and to be responsible, at the Owners' expense, for the conduct of any arbitration or other proceedings in the name of the Owners;

        (xi)  to advise the Owners to accept or reject any claim for extension of time for delivery of the Vessel which the Yard may claim under any relevant provision of the Shipbuilding Contract;

        (xii) to attend and witness the official trials for the Vessel provided for under the Shipbuilding Contract and to advise the Yard immediately (and in any event prior to acceptance of the Vessel) of any defect or omission in the Vessel and, thereafter, to use its reasonable endeavours to ensure that the Yard makes good such defect or omission in accordance with the Shipbuilding Contract;

        (xiii) to communicate, consult and liaise with the Classification Society and the Flag State Authority in relation to all matters concerning the Shipbuilding Contract and the construction of the Vessel;

        (xiv) to procure on behalf, and at the expense, of the Owners the Buyer's Supplies;

        (xv) to procure on behalf, and at the expense, of the Owners pre-delivery defence cover, unless the premia therefor should prove prohibitive;

        (xvi) to procure on behalf, and at the expense, of the Owners the lubricating oil and greases to be supplied by the Owners in accordance with the Shipbuilding Contract;

        (xvii) to assist the Owners in procuring the production by the Yard of the Builders' Certificate/Bill of Sale in respect of the Vessel (in a form acceptable for registration purposes at the Port of Registry) and the production of such other documents as may be required from the Flag State Authority to enable the Vessel to be registered at the Port of Registry upon her delivery by the Yard to the Owners;

        (xviii) to assist the Owners in ensuring that prior to her delivery under the Shipbuilding Contract the Vessel is classed with the Classification Society in the manner provided for in the Shipbuilding Contract and is otherwise properly documented in accordance therewith.

        The Owners hereby authorise the Managers to sign on behalf of the Owners all certificates, notices or other documents relating to or in connection with the Shipbuilding Contract and to enforce or refrain from enforcing in the name of the Owners any of the Owners' rights under the Shipbuilding Contract; and the Owners shall give all such assistance in this regard as the Managers shall reasonably require.

4.     Managers' Obligations

4.1    The Managers undertake to use their best endeavors to provide the agreed Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice of first class operators and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder. Provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

4.2    Where the Managers are providing Technical Management in accordance with sub-clause 3.2, they shall procure that the requirements of the law of the flag of the Vessel are satisfied and they shall in particular be deemed to be the "Company" as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

5.     Owners' Obligations

5.1    The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.

5.2    Where the Managers are providing Technical Management in accordance with sub-clause 3.2, the Owners shall:

        (i)    procure that all officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95;

        (ii)   instruct such officers and ratings to obey all reasonable orders of the Managers in connection with the operation of the Managers' safety management system.

5.3    Where the Managers are not providing Technical Management in accordance with sub-clause 3.2, the Owners shall procure that the requirements of the law of the flag of the Vessel are satisfied and that they, or such other entity as may be appointed by them and identified to the ÈManagers, shall be deemed to be the "Company" as defined by the ISM Code assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

5.4    The Owners shall:

        (i)    respond promptly to any reasonable request for approvals, instructions, information, assistance or the execution of any documents made by the Managers in carrying out their functions hereunder;

        (ii)   procure that the Supervisor, the Managers and such other person(s) as the Managers may from time to time designate and the Owners may approve are notified to, and accepted by, the Yard as the Buyer's Representative(s) for the purposes of the Shipbuilding Contract and that the Yard shall provide such person(s) with all the facilities to which the Buyer's Representative(s) is/are entitled under the Shipbuilding Contract;

        (iii)  so far as possible, procure that the Yard, its employees, agents and sub-contractors shall at all times give the Managers full cooperation in the carrying out of the Manager's functions, including but not limited to free and ready access to the Vessel, her engines and accessories, and to any other place where work is being done, equipment and materials are being processed or stored in connection with the construction of the Vessel, including yards, workshops, stores and offices of the Yard, and the premises of sub-contractors of the Yard who are doing work or storing materials in connection with the Vessel's construction;

        (iv)  the Owners shall notify the Manager of any instructions directly given by the Owners to the Yard, its employees, agents or sub-contractors or to the Classification Society or the Flag State Authority; nothing in this Agreement shall be deemed to exlude the Owners from attending at the Yard or elsewhere to inspect the Vessel and all her parts and appurtenances from time to time and the Owners shall at all times have the right to consult with the Managers in relation to the construction and delivery of the Vessel.

6.     Insurance Policies

        The Owners shall procure, whether by instructing the Managers under sub-clause 3.4 or otherwise, that from the Delivery Date and throughout the remaining period of this Agreement:

6.1    at the Owners' expense, the Vessel is insured for not less than her sound market value or entered for her full gross tonnage, as the case may be for:

        (i)    usual hull and machinery marine risks (including crew negligence) and excess liabilities;

        (ii)   protection and indemnity risks (including pollution risks and Crew Insurances); and

        (iii)  war risks (including protection and indemnity and crew risks) in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with first class insurance companies, underwriters or associations ("the Owners' Insurances");

6.2    all premiums and calls on the Owners' Insurances are paid promptly by their due date;

6.3    from the Delivery Date, the Owners' Insurances name the Managers and, subject to underwriters' agreement, any third party designated by the Managers as a joint assured, with full cover, with the Owners obtaining cover in respect of each of the insurances specified in sub-clause 6.1:

        (i)    on terms whereby the Managers and any such third party are liable in respect of premiums or calls arising in connection with the Owners' Insurances; or

        (ii)   if reasonably obtainable, on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners' Insurances; or

        (iii)  on such other terms as may be agreed in writing.

        Indicate alternative (i), (ii) or (iii) in Box 14. If Box 14 is left blank then (i) applies.

6.4    written evidence is provided, to the reasonable satisfaction of the Managers, of their compliance with their obligations under Clause 6 within a reasonable time from the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners' Insurances.

7.     Income Collected and Expenses Paid on Behalf of Owners

7.1    All moneys collected by the Managers under the terms of this Agreement (other than moneys payable by the Owners to the Managers) and any interest thereon shall be credited to such account of the Owners as the Owners shall from time to time notify to the Managers.

7.2    All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 8) may be debited against any credit balance maintained by the Owners with the Managers as is reflected in the accounting records maintained by the Managers with respect to the Owners but shall in any event remain payable by the Owners to the Managers on demand.

8.     Management Fee and Commissions

8.1    The Owners shall pay to the Managers for their services as Managers under this Agreement a management fee as stated in Box 15 which shall be payable monthly in advance, the first fees being payable on the commencement of this Agreement (see Clause 2 and Box 4) and subsequent fees being payable every month.

8.2    The management fee shall be subject to an annual review on the anniversary date of this Agreement and the proposed fee shall be presented in the annual budget referred to in sub-clause 9.1.

8.3    The Managers shall, at no extra cost to the Owners other than as is provided for in Clause 13.5, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of Clause 7 the Owners shall pay the Managers a fee for attendances outside of Athens on or before the Delivery Date by the Athens, Greece based staff of the Managers of US$1,500 per day/per person (or a pro rata share thereof if the attendance is not exclusively with respect to the Vessel) and reimburse the Managers for postage and communication expenses, traveling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services.

8.4    In the event of the appointment of the Managers being terminated by the Owners or the Managers in accordance with the provisions of Clauses 17 and 18 other than by reason of default by the Managers, or if the Vessel is lost, sold or otherwise disposed of, the "management fee" payable to the Managers according to the provisions of sub-clause 8.1, shall continue to be payable for a further period of three calendar months as from the termination date. In addition, provided that the Managers provide Crew for the Vessel in accordance with sub-clause 3.1:

        (i)    the Owners shall continue to pay Crew Support Costs during the said further period of three calendar months; and

        (ii)   the Owners shall pay an equitable proportion of any Severance Costs which may materialize, not exceeding the amount stated in Box 16.

8.5    If the Owners decide to lay-up the Vessel whilst this Agreement remains in force and such lay-up lasts for more than three months, an appropriate reduction of the management fee for the period exceeding three months until one month before the Vessel is again put into service shall be mutually agreed between the parties.

8.6    Unless otherwise agreed in writing all discounts and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Owners.

8.7    The Owners shall pay to the Managers commissions, upon receipt of the Managers' invoice therefor, calculated on the basis of the percentages stated in Box 16:

        (i)    on all freights and hires received by the Owners under charter parties or other contracts relating to the employment of the Vessel concluded pursuant to sub-clause 3.3(i); and

        (ii)   on the purchase price paid or received by the Owners with respect to the sale and purchase of the Vessel following the delivery and acceptance of the Vessel concluded pursuant to sub-clause 3.6.

9.     Budgets and Management of Funds

9.1    The Managers shall present to the Owners annually a budget for the following twelve months in such form as the Owners require. The budget for the first year hereof is set out in Annex "C" hereto. Subsequent annual budgets shall be prepared by the Managers and submitted to the Owners not less than three months before the anniversary date of the commencement of this Agreement (see Clause 2 and Box 4).

9.2    The Owners shall indicate to the Managers their acceptance and approval of the annual budget within one (1) month of presentation and in the absence of any such indication the Managers shall be entitled to assume that the Owners have accepted the proposed budget. The Manager shall provide the Owners with prior notice of any unbudgeted expenditures in excess of US$500,000.

9.3    The Owners shall provide the Managers with working capital in the amount of US$120,000 at least ten (10) running days prior to the Delivery Date. Thereafter, the Managers may prepare and present to the Owners from time to time a revised estimate of the working capital requirement of the Vessel. Based thereon, the Managers may request in writing that the Owners pay directly, or provide the Manager with additional funds to cover the payment of, any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such payments shall be made, or funds paid by the Owners to the Managers, within ten running days after the receipt by the Owners of the Managers' written request and in the case of payment of funds to the Manager shall be credited in favour of the Owners in the accounting records maintained by the Managers with respect to the Owners.

9.4    The Managers shall produce a comparison between budgeted and actual income and expenditure of the Vessel in such form as is required by the Owners or their designated representatives quarterly or at such other intervals as are mutually agreed.

9.5    Notwithstanding anything contained herein to the contrary, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

10.   Managers' Right to Sub-Contract

10.1    The Managers shall have the right to sub-contract to a qualified first class provider of the services to be sub-contracted any of part (but not the whole) of their obligations hereunder, including those mentioned in sub-clause 3.1 provided that, in the event of such a sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.

10.2    The Owners agree to the appointment of North Star Marine S.A. as the Supervisor.

11.   Responsibilities

11.1    Neither the Owners nor the Managers shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

11.2    The Managers:

        (i)    without prejudice to sub-clause 11.1, shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel or delay in the construction or delivery of the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proven to have resulted solely from the gross negligence or willful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers' personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers' liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder;

        (ii)   notwithstanding anything that may appear to the contrary in this Agreement, shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or willful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under sub-clause 3.1, in which case their liability shall be limited in accordance with the terms of this Clause 11.

11.3    Except to the extent and solely for the amount therein set out that the Managers would be liable under sub-clause 11.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement, except where such costs, losses, damages and expenses have been occasioned by the Managers' own gross negligence or wilful default.

11.4    It is hereby expressly agreed that no employee or agent of the Managers (including every sub- contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and each such employee and agent shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce and to enjoy the benefit of this Clause 11.

11.5    The Managers shall not be responsible for the exercise and performance of any of the Owners' obligations under the Shipbuilding Contract (including without limitation payment obligations); and nothing herein contained shall in any way diminish or detract from any of obligations of the Yard to construct and deliver the Vessel in accordance with the Shipbuilding Contract and the Specifications and Plans or of the Supervisor under the Supervision Agreement.

11.6    Nothing in this Agreement shall render the Managers liable to the Owners in respect of any design, supervisory work or costing work or other services as shall be performed by or under the responsibility of the Supervisor, any naval architect, marine engineer, surveyor or other person employed or engaged in relation to the construction of the Vessel or for any act or omission of the relevant Classification Society and/or Flag State Authority.

12.   Documentation

        Where the Managers are providing Technical Management in accordance with sub-clause 3.2 and/or Crew Management in accordance with sub-clause 3.1, they shall make available, upon Owners' request, all documentation and records related to the Safety Management System (SMS) and/or the Crew which the Owners need in order to demonstrate compliance with the ISM Code and STCW 95 or to defend a claim against a third party.

13.   General Administration, Legal and Finance Services

13.1    The Managers shall handle and settle all claims arising out of the Management Services hereunder and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving third parties, and the Managers shall offer the services of the Managers' in-house counsel for legal assistance and advice to the Owners in connection with any other aspect of the Owners' business provided that in the event of a conflict of interest between the Owners and the Managers, the Managers may decline to provide such legal services to the Owners with respect to such event.

13.2    The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.

13.3    The Managers shall also have the power to appoint protecting agents and to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel. With respect to any other aspect of the Owners' business, the Managers shall, with the Owners' consent, retain for and on behalf of the Owners outside lawyers whom the Managers believe can respond to the Owners' request for legal assistance should the Managers' in-house legal staff, in its sole discretion, determine that it is not capable of responding properly, and any costs, fees and charges of such outside lawyers shall be paid by the Owners.

13.4    The Owners shall arrange for the provision of any necessary guarantee bond or other security.

13.5    The Managers shall provide suitable office accomodations to the Owners and their designated representatives at the Managers' principal office at 11 Poseidonos Avenue, Athens, Greece with the understanding that an allocable portion of any extraordinary expenses incidental to the office accommodations will be for the account of the Owners, and such expenses shall be payable by the Owners to the Managers upon presentation by the Managers of their invoice for such expenses.

13.6    The Managers shall provide the Owners' designated representatives with such reports, reconciliations or financial information and reasonable access to documents for copying and analysis as such representatives may from time to time reasonably request for the purpose of monitoring the Owners' financial performance.

13.7    The Managers shall provide assistance and advice to the Owners with respect to the financing of the activities of the Owners, including without limitation the monitoring and administration of the Owners' compliance with financing terms and conditions agreed with investors, banks or other financial institutions.

13.8    The Managers shall provide such other services as the Owners or their designated representatives may request and as the Managers may agree to provide from time to time.

13.9    Any costs reasonably incurred by the Managers in carrying out their obligations according to Clause 13 shall be reimbursed by the Owners.

14.   Auditing

        The Managers shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by the Owners and their designated representatives at such times as may be mutually agreed. On the termination, for whatever reasons, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies, of all such accounts and all documents specifically relating to the Vessel and her operation.

15.   Inspection of Vessel

        The Owners shall have the right at any time after giving reasonable notice to the Managers to inspect the Vessel for any reason they consider necessary.

16.   Compliance with Laws and Regulations

        The Managers will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Vessel's flag, or of the places where she trades.

17.   Duration of the Agreement

        This Agreement shall come into effect on the day and year stated in Box 4 and shall continue until the date stated in Box 17. Thereafter it shall continue until terminated by either party giving to the other notice in writing, in which event the Agreement shall terminate upon the expiration of a period of two months from the date upon which such notice was given.

18.   Termination

18.1

  (i)
  The Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing if:

  (a)
  any moneys payable by the Owners under this Agreement shall not have been received in the Managers' nominated account within ten running days of receipt by the Owners of the Managers written request;

  (b)
  the Vessel is repossessed by the Mortgagees.

        (ii)   If the Owners:

  (a)
  fail to meet their obligations under sub-clauses 5.2 and 5.3 of this Agreement for any reason within their control, or

  (b)
  proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing.

18.2    If the Managers fail to meet their obligations under Clauses 3, 4 and 13 of this Agreement for any reason within the control of the Managers, the Owners may give notice to the Managers of the default, requiring them to remedy it as soon as practically possible. In the event that the Managers fail to remedy it within a reasonable time to the satisfaction of the Owners, the Owners shall be entitled to terminate the Agreement with immediate effect by notice in writing.

18.3    This Agreement shall be deemed to be terminated in the case of the sale of the Vessel, sale or transfer of the Shipbuilding Contract or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned.

18.4    For the purpose of sub-clause 18.3 hereof:

        (i)    the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owners cease to be registered as owners of the Vessel or the Owners cease to be entitled to accept delivery of the Vessel by the Yard under the Shipbuilding Contract;

        (ii)   the Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

18.5    This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

18.6    The termination of this Agreement shall be without prejudice to all rights accrued between the parties prior to the date of termination.

19.   Law and Arbitration

19.1    This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties from agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator. In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

19.2    This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.

19.3    This Agreement shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.

19.4    If Box 18 in Part I is not appropriately filled in, sub- clause 19.1 of this Clause shall apply. Note: 19.1, 19.2 and 19.3 are alternatives; indicate alternative agreed in Box 18.

20.   Notices

20.1    Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.

20.2    The address of the Parties for service of such communication shall be as stated in Boxes 19 and 20, respectively.

21.   Miscellaneous

21.1    This Agreement represents the entire agreement between the parties in relation to its subject matter and supersedes all prior agreements and understandings whether oral or written.

21.2    Nothing in this Agreement shall be deemed to make the Managers or any of their subsidiaries or employees, employee, joint venturer or partner of the Owners.

Annex "C"

INITIAL BUDGET
[            ] Shipbuilding Co., Ltd. Hull No. [            ]

        1.     Supervisor's Fees: approximately US$400,000 up to the Delivery Date

        2.     Managers' Attendance Fees: up to US$30,000 (20 man days in Korea @ US$1,500/day, including travel and attendances at sea trials and vessel delivery)

        3.     Local Agency Fees and Expenses: US$1,500 (excluding expenses)

        4.     Flag State Authority Construction Supervision Costs (excluding vessel registration): US$6,000

        5.     Defence Cover: [US$12,000 with 25% deductible (min. US$5,000/max US$50,000)]

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  Exhibit 10.1